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                      [LETTERHEAD OF KELLER ROHRBACK LLP]


                                November 6, 2001

                                                                     Exhibit 5.1

The Board of Directors
AmericanWest Bancorporation
9506 North Newport Highway
Spokane, WA  99218-1200

         Re:    Form S-8 Registration Statement; Profit Sharing 401(k) Plan

Ladies and Gentlemen:

         We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 5,000 shares of common stock, no par value per share (the "Shares"), issued and which may in the future be issued pursuant to the AmericanWest Bancorporation Profit Sharing 401(k) Plan (the "Plan"). The Company is the Plan Administrator. We have examined the Registration Statement and such documents and records of AmericanWest Bancorporation and other documents as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies, and the genuineness of all signatures.

         Based upon, and subject to, the foregoing, we are of the opinion that upon the issuance of the Shares of AmericanWest Bancorporation in accordance with the terms of the Plan, such Shares will be duly authorized, validly issued, fully paid, and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name when appearing on the Registration Statement and any amendment thereto.

                                Very truly yours,


                                /s/ Keller Rohrback L.L.P.